As filed with the Securities and Exchange Commission on May 23, 2013
Registration No. [         ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________

AETNA INC. (Exact name of registrant as specified in its charter)

Pennsylvania (State or other junction of incorporation or organization)		23-2229683 (I.R.S. Employer Identification No.)

151 Farmington Avenue Hartford, CT 06156 (860) 273-0123 (Address of Principal Executive Offices, including ZIP code)

COVENTRY HEALTH CARE, INC. RETIREMENT SAVINGS PLAN
 (Full title of the plan)
________________________

Judith H. Jones
Vice President and Corporate Secretary
Aetna Inc.
151 Farmington Avenue
Hartford, CT  06156

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (860) 273-0123

Copy to:
Melinda Westbrook, Assistant Corporate Secretary
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (par value $0.01 per share)	100,000	$59.45	$5,945,000	$810.90

(1)
Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and pursuant to Rule 416(c), an indeterminate number of interests in the Coventry Health Care, Inc. Retirement Savings Plan (the “Plan”).

(2)
Estimated solely for purposes of calculating the registration fee and are based on the average of high and low prices of the Common Stock on the New York Stock Exchange on May 20, 2013, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”).

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Aetna Inc. (the “Company” or the “Registrant”) or the Plan, as applicable, are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s annual report on Form 10-K filed on February 19, 2013 and any amendment thereto;

(b)	Coventry Health Care, Inc. Retirement Savings Plan’s annual report on Form 11-K for the fiscal year ended December 31, 2011, filed on June 27, 2012;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report on Form 10-K referred to above; and

(d)
The description of securities contained in the Company’s registration statement on Form 10 filed on September 1, 2000, and any amendments thereto, including amendment No. 1 filed on October 18, 2000 and amendment No. 2 filed on December 1, 2000.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Pennsylvania Business Corporation Law (“Business Corporation Law”) provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against express (including attorneys’ fees), judgments, fines and amounts paid in settlement actually reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness.  The Business Corporation Law permits similar indemnification in the case of actions by or in the right of the corporation.  In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.  The Business Corporation Law also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness.  The Business Corporation Law also provides that a corporation may pay expenses (including attorneys’ fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified.  Aetna’s Articles require indemnification of its directors and officers, and the advancement of expenses, to the fullest extent permitted by the Business Corporation Law (except with respect to the claims against the corporation commenced by such a party) and permit, by action of the Board, indemnification of, and advancement of expenses to, employees and agents of Aetna as determined by the Board of Directors in a particular case.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.
4.1	Amended and Restated Articles of Incorporation of Aetna Inc. (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed on May 2, 2007)*
4.2	Amended and Restated By-Laws of Aetna Inc. (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on May 2, 2007)*
4.3	Form of Aetna Inc. Common Share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed on December 1, 2000)*
4.4	Coventry Health Care, Inc. Retirement Savings Plan
5.1
The Registrant undertakes that it has submitted or will submit the Plan, and all amendments thereto, to the Internal Revenue Service (the “Service”) in a timely manner and that it has made or will make all changes required by the Service in order to qualify the Plan.

23.1	Consent of KPMG LLP
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney

*Incorporated by reference as indicated.

Item 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut, on the 22 day of May, 2013.

AETNA INC.

By:	/s/ Shawn Guertin
	Name:	Shawn Guertin
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Coventry Health Care, Inc. Retirement Savings Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut, on the 22 day of May, 2013.

COVENTRY HEALTH CARE, INC. RETIREMENT SAVINGS PLAN

By:	/s/ Deanna Fidler
	Name:	Deanna Fidler
	Title:	Senior Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fernando Aguirre*	Director	May 22, 2013
Fernando Aguirre

/s/ Mark T. Bertolini*	Director, Chairman & CEO	May 22, 2013
Mark T. Bertolini

/s/ Frank M. Clark*	Director	May 22, 2013
Frank M. Clark

/s/ Betsy Z. Cohen*	Director	May 22, 2013
Betsy Z. Cohen

Director
Molly J. Coye, M.D.

/s/ Roger N. Farah*	Director	May 22, 2013
Roger N. Farah

/s/ Barbara Hackman Franklin*	Director	May 22, 2013
Barbara Hackman Franklin

Director
Jeffrey E. Garten

/s/ Ellen M. Hancock*	Director	May 22, 2013
Ellen M. Hancock

/s/ Richard J. Harrington*	Director	May 22, 2013
Richard J. Harrington

/s/ Edward J. Ludwig*	Director	May 22, 2013
Edward J. Ludwig

/s/ Joseph P. Newhouse*	Director	May 22, 2013
Joseph P. Newhouse

/s/ Shawn Guertin	Senior V.P., Chief Financial Officer and Chief	May 22, 2013
Shawn Guertin	Enterprise Risk Officer

/s/ Rajan Parmeswar	Vice President, Controller and Chief Accounting	May 22, 2013
Rajan Parmeswar	Officer

*By:	/s/ Judith H. Jones
Judith H. Jones
(Attorney-in-fact)

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequentially Numbered Page

4.1	Amended and Restated Articles of Incorporation of Aetna Inc., (incorporated by reference to Exhibit 99.1 of the Registrant's Form 8-K filed on May 2, 2007)	*

4.2	Amended and Restated By-Laws of Aetna Inc., (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on February 28, 2012)	*

4.3	Form of Aetna Inc. Common Share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed on December 1, 2000)	*

4.4	Coventry Health Care, Inc. Retirement Savings Plan

5.1
The Registrant undertakes that it has submitted or will submit the Plan, and all amendments thereto, to the Service in a timely manner and that it has made or will make all changes required by the Service in order to qualify the Plan.

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney

*Incorporated by reference as indicated.